EXHIBIT 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4897
(441) 405-2727

AXIS CAPITAL REPORTS OPERATING INCOME OF $276 MILLION FOR THE FOURTH

QUARTER AND $766 MILLION FOR THE FULL YEAR

RECORD QUARTERLY DILUTED OPERATING EARNINGS PER SHARE OF $1.83 AND

ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY OF 22.3%

Pembroke, Bermuda, February 8, 2010 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income for the fourth quarter of 2009 of $282 million, or $1.87 per diluted common share, compared with net income of $131 million, or $0.88 per diluted common share, for the corresponding period in 2008. Net income for the full year of 2009 was $461 million, or $3.07 per diluted share, compared with $351 million, or $2.26 per diluted share, for the prior year.

Operating income for the fourth quarter of 2009 was $276 million, or $1.83 per diluted share, compared with $163 million, or $1.09 per diluted common share, for the fourth quarter of 2008. Operating income for the full year of 2009 was $766 million, or $5.10 per diluted share, compared with $436 million, or $2.81 per diluted common share for 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Fourth Quarter and Full Year Highlights1

•	Gross premiums written increased 9% in the quarter to $574 million and increased 6% to $3.6 billion for the year;

•	Net premiums earned increased 8% in the quarter to $714 million and increased 4% to $2.8 billion for the year;

•	Total underwriting income for the quarter of $216 million, unchanged from the prior year quarter. For the full year, total underwriting income increased 71% to $525 million;

•	Combined ratio of 77.5% for the quarter and 79.3% for the full year;

•	Net favorable prior year reserve development in the quarter of $120 million, benefiting the combined ratio by 16.8 points;

•	Net investment income in the quarter of $118 million compared to net investment losses of $26 million in the prior year quarter. Net investment income for the year increased 88% to $464 million;

•	The total return on our cash and investments portfolio was 1.1% for the quarter and 8.5% for the full year;

•

Operating income for the quarter of $276 million represented an annualized operating return on average common equity[2] of 22.3% and operating income for the full year of $766 million represented an annualized operating return on average common equity of 17.1%;

•	Shareholders’ equity of $5.5 billion, an increase of 2% from September 30, 2009 and 23% from December 31, 2008;

•	Diluted book value per common share of $33.65, an increase of 7% from September 30, 2009 and 31% from December 31, 2008;

•	Share repurchases of $170 million in the quarter and for the year;

•	Quarterly common dividend increased 5% to $0.21 per common share.

[1]	All comparisons are with the same periods last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholder is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 12 of this release. A discussion of the presentation of operating income begins on page 13 of this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the 2009 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “I am delighted to report excellent fourth quarter results. Against the backdrop of extremely challenging competitive conditions as well as increased loss activity from lines impacted by the global financial crisis, we have delivered record quarterly operating earnings per share strongly supported by our highest level of underwriting profit. For the year, we delivered an operating return on average common equity of 17.1% and a 31% increase in diluted book value per share from very good property and casualty underwriting results and strong performance from our investment portfolio.”

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $86 million, down 11% from the fourth quarter of 2008. The current quarter underwriting result reflected a combined ratio of 81.6% compared with 60.2% in the prior year quarter. The segment’s current accident year loss ratio for the quarter increased 18.8 points to 76.9%, driven by an increase in our credit and political risk loss ratio inclusive of a reserving provision for our policy related to the Blue City project. Net favorable prior period reserve development was $73 million, or 23.9 points, this quarter compared with $60 million, or 20.5 points, in the fourth quarter of 2008. The current quarter’s underwriting result includes other insurance related income of $28 million relating to the cancellation and settlement of an insurance derivative contract with longevity risk. For the full year, our insurance segment reported underwriting income of $84 million compared with $187 million in the prior year.

Our insurance segment reported gross premiums written in the quarter of $471 million, up 5% from the fourth quarter of 2008. The growth largely emanated from property and marines lines of business and reflects new business, pricing improvement on marine lines of business relative to the fourth quarter of 2008 and a change in certain renewal dates. For the full year, gross premiums written decreased 4% to $1,776 million. Ceded premiums were 45% of gross premiums written in the current quarter, and 42% for the full year, compared with 42% and 38%, respectively for the prior year periods. The increase in ceded premium ratios primarily reflect a shift in business mix this year towards business with higher levels of ceded premiums.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported underwriting income for the quarter of $130 million, up 9% from the fourth quarter of 2008. The increase in underwriting income was driven by a 12% growth in net premiums earned relative to the prior year quarter. The segment’s combined ratio of 68.3% was largely unchanged from the fourth quarter of 2008. The segment’s current year loss ratio for the quarter decreased 5.8 points to 56.8%, driven by a lower level of loss activity on property and credit and bond reinsurance business relative to the prior year quarter. Net favorable prior period reserve development was $47 million, or 11.6 points, this quarter compared with $65 million, or 17.8 points, in the fourth quarter of 2008. For the full year, our reinsurance segment reported underwriting income of $440 million compared with $119 million for the prior year.

Our reinsurance segment reported gross premiums written of $103 million and $1,812 million in the quarter and full year 2009, respectively, compared to $78 million and $1,548 million in the corresponding periods of 2008. Premium growth in the quarter was driven by new property business together with premium adjustments relating to prior year business.

Investments

Net investment income for the quarter was $118 million compared to $26 million in net investment losses in the prior year quarter. For the full year, net investment income increased 88% to $464 million. For both of these periods, the strong investment performance was primarily due to improved investment market conditions for our alternative investment portfolio (“other investments”). Income from our other investments was $25 million this quarter, an increase of $163 million relative to the same period last year. The return on our other investments was 4.5% and 15.8% this quarter and for the full year, respectively, reflecting a strong performance from our holdings in hedge and credit funds.

For the quarter, net realized investment gains were $6 million compared to $33 million net realized investment losses in the prior year quarter. Net realized investment losses were $312 million for the full year, an increase of $226 million compared to 2008. This increase was primarily due to other-than-temporary impairment (“OTTI”) losses on our medium-term note investments, recorded during the third quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Due to the recovery in the global financial markets, the asset valuations in our investment portfolio improved significantly in 2009. At December 31, 2009, the total net unrealized gains on the available for sale investment portfolio were $99 million, an improvement of $504 million after considering the impact of realized losses recognized in earnings. The improvement in asset valuations was primarily due to unprecedented credit spread tightening on corporate debt and structured credit securities, as well as the strong performance of hedge and credit funds allocation.

Supplementary information relating to our investment portfolio at December 31, 2009 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at December 31, 2009 was $6.0 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $5.0 billion at December 31, 2008. At December 31, 2009, diluted book value per common share, on a treasury stock basis, was $33.65 and book value per common share was $37.84, compared to $25.79 and $29.08 respectively, as of December 31, 2008

During the quarter, the Board approved a new share repurchase plan with the authorization to repurchase up to an additional $500 million of our common shares, expiring on December 31, 2011. In addition, the Board approved an extension of our existing share repurchase plan originally authorized in December 2007. During the quarter, we repurchased 5.9 million shares of common stock at an average price of $28.99 per share, for a total cost of $170 million. Subsequent to December 31, 2009, we repurchased a further 4.4 million shares of common stock at an average price of $28.38 per share, for a total cost of $125 million. As of February 5, 2010, we have approximately $417 million of remaining authorization for common share repurchases.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday February 9, 2010 at 8:00 AM (Eastern) to discuss the fourth quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) and entering the pass-code 4-5-3-1-8-9-3 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2009 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2009 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 (UNAUDITED) AND 2008

	2009	2008
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$9,718,355	$7,750,654
Equity securities, available for sale, at fair value	204,375	107,283
Other investments, at fair value	570,276	492,082
Short-term investments	129,098	261,879

Total investments	10,622,104	8,611,898
Cash and cash equivalents	864,054	1,820,673
Accrued interest receivable	89,559	79,232
Insurance and reinsurance premium balances receivable	1,292,877	1,185,785
Reinsurance recoverable balances on unpaid and paid losses	1,424,172	1,378,630
Deferred acquisition costs	302,320	273,096
Prepaid reinsurance premiums	301,885	279,553
Securities lending collateral	129,814	412,823
Net receivable for investments sold	12,740	—
Goodwill and intangible assets	91,505	60,417
Other assets	175,494	180,727

Total assets	$15,306,524	$14,282,834

Liabilities
Reserve for losses and loss expenses	$6,564,133	$6,244,783
Unearned premiums	2,209,397	2,162,401
Insurance and reinsurance balances payable	173,156	202,145
Securities lending payable	132,815	415,197
Senior notes	499,476	499,368
Other liabilities	227,303	233,082
Net payable for investments purchased	—	64,817

Total liabilities	9,806,280	9,821,793

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,903	1,878
Additional paid-in capital	2,014,815	1,962,779
Accumulated other comprehensive income (loss)	85,633	(706,499)
Retained earnings	3,569,411	3,198,492
Treasury shares, at cost	(671,518)	(495,609)

Total shareholders’ equity	5,500,244	4,461,041

Total liabilities and shareholders’ equity	$15,306,524	$14,282,834

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2009 AND 2008

	Quarters ended		Years ended
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$713,610	$658,286	$2,791,764	$2,687,181
Net investment income	118,178	(26,012)	464,478	247,237
Other insurance related loss	29,713	(19,594)	(129,681)	(38,667)
Net realized investment loss:
Other-than-temporary impairment losses	(3,780)	(11,949)	(339,994)	(77,753)
Portion of impairment losses transferred to other comprehensive income	(2,964)	—	2,559	—
Other realized investment gains (losses)	12,800	(21,476)	25,851	(7,514)

Total net realized investment gains (losses)	6,056	(33,425)	(311,584)	(85,267)

Total revenues	867,557	579,255	2,814,977	2,810,484

Expenses
Net losses and loss expenses	346,512	273,837	1,423,872	1,712,766
Acquisition costs	101,787	83,916	420,495	366,509
General and administrative expenses	104,642	87,333	370,157	335,758
Foreign exchange (gains) losses	(2,018)	(22,347)	28,561	(43,707)
Interest expense and financing costs	8,162	7,884	32,031	31,673

Total expenses	559,085	430,623	2,275,116	2,402,999

Income before income taxes	308,472	148,632	539,861	407,485
Income tax expense	17,190	8,555	41,975	20,109

Net income	291,282	140,077	497,886	387,376
Preferred shares dividends	9,219	9,219	36,875	36,875

Net income available to common shareholders	$282,063	$130,858	$461,011	$350,501

Weighted average common shares and common share equivalents:
Basic	136,049	136,433	137,279	140,322

Diluted	150,718	149,363	150,371	155,320

Earnings per common share:
Basic	$2.07	$0.96	$3.36	$2.50

Diluted	$1.87	$0.88	$3.07	$2.26

Cash dividends declared per common share	$0.21	$0.20	$0.81	$0.755

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2009 AND 2008

	2009			2008
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
			(in thousands)
Gross premiums written	$470,746	$103,099	$573,845	$448,941	$77,814	$526,755
Net premiums written	260,129	97,842	357,971	260,934	78,539	339,473
Net premiums earned	304,731	408,879	713,610	292,585	365,701	658,286
Other insurance related income (loss)	29,713	—	29,713	(19,789)	195	(19,594)
Net losses and loss expenses	(161,551)	(184,961)	(346,512)	(109,945)	(163,892)	(273,837)
Acquisition costs	(29,065)	(72,722)	(101,787)	(17,677)	(66,239)	(83,916)
General and administrative expenses	(57,895)	(21,612)	(79,507)	(48,560)	(16,877)	(65,437)

Underwriting income	$85,933	$129,584	215,517	$96,614	$118,888	215,502

Corporate expenses			(25,135)			(21,896)
Net investment income			118,178			(26,012)
Net realized investment gains (losses)			6,056			(33,425)
Foreign exchange gains			2,018			22,347
Interest expense and financing costs			(8,162)			(7,884)

Income before income taxes			$308,472			$148,632

Net loss and loss expense ratio	53.0%	45.2%	48.6%	37.6%	44.8%	41.6%
Acquisition cost ratio	9.6%	17.8%	14.3%	6.0%	18.1%	12.7%
General and administrative expense ratio	19.0%	5.3%	11.1%	16.6%	4.6%	10.0%
Corporate expense ratio			3.5%			3.3%

Combined ratio	81.6%	68.3%	77.5%	60.2%	67.5%	67.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009			2008
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$1,775,590	$1,811,705	$3,587,295	$1,841,934	$1,548,454	$3,390,388
Net premiums written	1,025,061	1,791,368	2,816,429	1,133,843	1,533,037	2,666,880
Net premiums earned	1,157,966	1,633,798	2,791,764	1,183,143	1,504,038	2,687,181
Other insurance related (loss) income	(130,946)	1,265	(129,681)	(39,862)	1,195	(38,667)
Net losses and loss expenses	(612,694)	(811,178)	(1,423,872)	(659,668)	(1,053,098)	(1,712,766)
Acquisition costs	(113,187)	(307,308)	(420,495)	(102,475)	(264,034)	(366,509)
General and administrative expenses	(216,954)	(76,127)	(293,081)	(193,881)	(68,690)	(262,571)

Underwriting income	$84,185	$440,450	524,635	$187,257	$119,411	306,668

Corporate expenses			(77,076)			(73,187)
Net investment income			464,478			247,237
Net realized investment losses			(311,584)			(85,267)
Foreign exchange (losses) gains			(28,561)			43,707
Interest expense and financing costs			(32,031)			(31,673)

Income before income taxes			$539,861			$407,485

Net loss and loss expense ratio	52.9%	49.6%	51.0%	55.8%	70.0%	63.7%
Acquisition cost ratio	9.8%	18.8%	15.1%	8.6%	17.5%	13.6%
General and administrative expense ratio	18.7%	4.7%	10.5%	16.4%	4.6%	9.8%
Corporate expense ratio			2.7%			2.7%

Combined ratio	81.4%	73.1%	79.3%	80.8%	92.1%	89.8%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2009 AND 2008

	Quarters ended		Years ended
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Operating income	$276,238	$162,854	$766,241	$435,962
Net realized investment gains (losses), net of tax	5,825	(31,996)	(305,230)	(85,461)

Net income	$282,063	$130,858	$461,011	$350,501

Operating income per share - diluted	$1.83	$1.09	$5.10	$2.81
Net realized investment gains (losses), net of tax	0.04	(0.21)	(2.03)	(0.55)

Net income per share - diluted	$1.87	$0.88	$3.07	$2.26

Weighted average common shares and common share equivalents - diluted	150,718	149,363	150,371	155,320

Average common shareholders’ equity	$4,949,176	$4,031,115	$4,480,642	$4,309,831

Annualized return on average common equity	22.8%	13.0%	10.3%	8.1%

Annualized operating return on average common equity	22.3%	16.2%	17.1%	10.1%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in accounting policies or practices, (11) changes in governmental regulations, (12) increased competition, (13) changes in the political environment of certain countries in which we operate or underwrite business, (14) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (15) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are based on the non-GAAP operating income measure:

1.	Diluted operating earnings per share - represents operating income divided by diluted weighted average common shares and share equivalents; and

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

2.	Annualized operating return on average common equity - represents operating income for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income”, as well as “operating earnings per share” and “annualized operating return on average common equity” which are based on the “operating income” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of our underwriting process and is heavily influenced by the availability of market opportunities. In addition, under applicable GAAP requirements, losses resulting from other than temporary declines in value can be presented as net realized investment losses in our Statements of Operations when we have not actually realized a loss. Furthermore, many users believe that the timing of the realization of capital gains and the recognition of impairment charges are somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate our earnings excluding after-tax net realized investment gains (losses) to understand the profitability of our recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business, as we evaluate the performance of and manage our business to produce an underwriting profit.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes our underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us and the insurance industry as a whole generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com